Exhibit 10.7

EMPLOYMENT AGREEMENT

Agreement made effective as of the 31st day of December, 2003 (the “2003 Agreement”) between PROGENICS PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”) with its principal place of business at Old Saw Mill River Road, Tarrytown, New York 10591 and PAUL J. MADDON (“MADDON”) residing at                                   ,                                   , New York 10583 (the “Parties”).

RECITALS

A.    The Corporation is engaged in the business of developing and marketing pharmaceutical products in the areas of oncology, virology and symptom management and supportive care.

B.    MADDON is now serving as Chairman, Chief Executive Officer and Chief Science Officer of the Corporation.

C.    The Corporation wishes to continue to employ MADDON as Chairman (subject to Section 3.6 below), Chief Executive Officer and Chief Science Officer, and MADDON wishes to continue to serve the Corporation in such capacities pursuant to the terms of this 2003 Agreement.

AGREEMENT

In consideration of the facts mentioned above and the mutual promises set forth below, the Parties agree as follows:

1.      EMPLOYMENT.

The Corporation hereby employs MADDON as Chairman, Chief Executive Officer and Chief Science Officer, and MADDON hereby agrees to serve the Corporation in such capacities.

2.      TERM.

2.1      The “Term” as used herein shall mean the Initial Term plus any Renewal Term.

2.2      This 2003 Agreement will be for a term of two (2) years (the “Initial Term”), commencing on July 1, 2003, unless sooner terminated pursuant to Section 8.

2.3      Provided MADDON is not in material default under this 2003 Agreement at the time the Initial Term expires, this 2003 Agreement shall be renewed for one (1) additional period of two (2) years (the “Renewal Term”), commencing on July 1, 2005, unless either the Corporation or MADDON gives written notice to the other of its or his intention not to renew at least Ninety (90) days before the end of the Initial Term or any Renewal Term. The Compensation Committee of the Board of Directors of the Corporation (the “Board”) (the “Compensation Committee”) will provide MADDON in writing with proposed terms relating to salary and minimum options for the Renewal Term by February 1, 2005 to enable the Parties, if necessary, to engage in good faith negotiations regarding the proposed terms prior to the Ninety (90) day notice period provided herein.

3.      EMPLOYEE’S DUTIES.

3.1      As Chairman and Chief Executive Officer, MADDON will have broad management responsibilities for the activities of the Corporation. MADDON, while Chairman and Chief Executive Officer, and, after relinquishing his position as Chairman pursuant to Section 3.6 below, while Chief Executive Officer, shall report directly and only to the Board, and all senior executives of the Corporation shall report directly or indirectly to MADDON. As Chief Science Officer, MADDON’s duties shall include, without limitation, formulating the scientific strategies of the Corporation in conjunction with the Scientific Advisory Board’s presenting such strategies to the Board for review and, subject to approval of the Board, directing the implementation of such strategies, as well as overseeing all aspects of the Corporation’s scientific operations.

3.2      Except as provided herein, MADDON will devote substantially all of his business time and energies to the business and affairs of the Corporation during the Term. MADDON’s existing outside activities are listed in a letter agreement between MADDON and the Compensation Committee, effective as of December 31, 2003 (the “Letter Agreement”). MADDON may continue the activities listed in the Letter Agreement, which shall be periodically updated to reflect any additional professional activities approved by the Compensation Committee. MADDON shall not, at any time during the Term, directly or indirectly, enter the employ of, or render any service to, any person, partnership, association, corporation or other entity other than the Corporation, without prior consent of the Board.

3.3      MADDON will use his best efforts, skill and abilities to promote the Corporation’s interests and perform any duties that may be reasonably assigned to him by the Board, consistent with his roles as Chairman (while he is the Chairman), Chief Executive Officer and Chief Science Officer.

3.4      MADDON consents and agrees to cooperate with the Corporation to continue the Key-man life insurance on MADDON’s life and to increase such insurance to such amount determined appropriate by the Board from time to time.

3.5      The Corporation shal1 use its best efforts to cause MADDON to be nominated to the Board of Directors of the Corporation.

3.6      After the Board completes an external search for an appropriately experienced retired pharmaceutical or biotechnology executive who is elected as non-executive Chairman, MADDON shall relinquish his position as Chairman.

4.      REMUNERATION.

4.1      The Corporation will pay MADDON, for all services to be rendered under this 2003 Agreement, an annual salary (“Salary”), payable in accordance with the normal payroll policy of the Corporation, of Four Hundred Ninety Nine Thousand Eight Hundred Fifty Nine Dollars and Four Cents ($499,859.04), adjusted as hereinafter provided, for the Term.

4.2      Each January 1 during the Initial Term of this 2003 Agreement, commencing on January 1, 2004, the annual Salary then in effect shall be multiplied by 103% (or such higher percentage as the Board shall determine in its sole discretion) and the product shall be the adjusted Salary for the next succeeding twelve (12) month period during the Initial Term.

4.3      During each year of the Term of this Agreement, MADDON may receive an annual bonus payment reflecting his contribution to the Corporation and the Corporation’s results in an amount the Compensation Committee determines appropriate in its sole discretion. Such annual bonus shall be determined on a calendar year basis and shall be paid between December and February, consistent with the Corporation’s practice and schedule for the payment of bonuses to other senior executives of the Corporation.

4.4      This 2003 Agreement will not be deemed abrogated or terminated if the Corporation, in its discretion, determines to increase the Salary of MADDON for any period of time, or if MADDON accepts an increase; but, except as specifically provided in this 2003 Agreement, the Corporation shall have no obligation to make any increase in the Salary above the 103% minimum increase set forth in paragraph 4.2 above. Any increase in MADDON’s Salary by the Corporation shall be incorporated into his annual Salary then in effect for purposes of future payments of and adjustments to the Salary, and no reduction in his salary shall be made without his written consent.

5.      STOCK OPTIONS.

5.1      As of June 29, 2003, and in addition to his interest in the Corporation’s 1998 Non-Qualified Employee Stock Purchase Plan, MADDON is the owner of 637,002 shares of Common Stock of the Corporation and options to purchase 1,107,774 shares of such Common Stock, which the Corporation acknowledges are fully vested in MADDON and exercisable (except for 33,000 milestone based options which were granted on July 1, 2002 and which are subject to vesting and becoming exercisable in the future and 37,500 traditional options which were granted on July 1, 2002 and which are subject to vesting and becoming exercisable on December 22, 2003) and are not subject to any repurchase or other restrictions except pursuant to applicable securities and other laws (the “Existing Options”). The Corporation hereby agrees that for purposes of the Existing Options, except as set forth above, the relevant written stock option agreements shall apply to all such Existing Options, and nothing in this 2003 Agreement shall be construed or interpreted so as to govern the grant, vesting or exercise of any Existing Options.

5.2      Traditional Non-qualified Options. On June 30, 2003, the Corporation granted to MADDON under the Corporation’s 1996 Stock Incentive Plan, as amended, irrevocable options to purchase up to 112,500 shares of the Corporation’s Common Stock (the “Traditional Options”) in the form of Non-qualified options (“NQOs”) at an exercise price of $15.06 per share, representing the fair market value per share of the Common Stock as of the close of business on June 30, 2003. Subject to the forfeiture and acceleration provisions set forth below, the NQOs shall have a duration of ten (10) years from June 30, 2003 and vest and become exercisable as follows:

Tranche	Tranche Exercisable as to		Cumulative Exercisable As of
Vesting Date	Shares	% Total	Vesting Date

June 30, 2004	28,125	25%	28,125 Shares
June 30, 2005	28,125	25%	56,250 Shares
June 30, 2006	28,125	25%	84,375 Shares
June 30, 2007	28,125	25%	112,500 Shares

5.3      Milestone Based Options. In addition to the Traditional Options, on June 30, 2003 the Corporation granted to MADDON under the Corporation’s 1996 Stock Incentive Plan, as amended, irrevocable NQOs to purchase up to 112,500 shares of the Corporation’s Common Stock at a price of $15.06 per share, representing the fair market value per share of the Common Stock as of the close of business on June 30, 2003 (the “Milestone Based Options”). The Milestone Based Options shall vest nine (9) years and eleven (11) months from June 30, 2003, and have a duration of ten (10) years from June 30, 2003, except as otherwise provided herein. In accordance with the terms of the Milestone Based Options as set forth in the accompanying option award agreement, the vesting of such options shall accelerate upon the achievement of certain clinical, financial and operational milestones.

5.4      Subsequent Option Grants. On June 30, 2004, the Corporation will grant to MADDON irrevocable options to purchase up to 75,000 shares of the Corporation’s Common Stock at an exercise price representing the fair market value per share of the Common Stock as of the close of business on June 30, 2004 (the “Future Options”). Fifty percent (50%) of the Future Options shall, except for the exercise price, be the same as the Traditional Options and shall vest over four (4) years, with twenty-five percent (25%) thereof vesting on each of the first, second, third and fourth anniversaries of June 30, 2004. The other Fifty percent (50%) of the Future Options shall, except for the exercise price and milestones, be the same as the Milestone Based Options and shall vest nine (9) years and eleven (11) months from June 30, 2004; however, the vesting of such options shall accelerate upon the achievement of certain milestones as set forth in the relevant option award agreement. In addition, subject to the performance of both MADDON and the Corporation, on June 30, 2004 the Compensation Committee may grant MADDON additional Future Options (50% will, except for the exercise price and the four year vesting period, which will start on June 30, 2004, be the same as the Traditional Options and 50% will, except for the exercise price and the milestones, be the same as the Milestone Based Options) subject to the same terms and conditions as specified in this Section 5.4. If the Corporation is meeting its major business objectives in a timely manner and MADDON is achieving a high standard of performance, both as determined by the Compensation Committee in its sole discretion (provided that the Compensation Committee shall set such performance objectives by February 15, 2004 in its sole discretion after consultation with MADDON), then the minimum target level for any such additional Future Options will be 75,000 shares of the Corporation’s Common Stock. The milestones in the Future Options shall be set by the Compensation Committee in the exercise of its reasonable discretion after consultation with MADDON.

5.5      General Terms of Options. The general terms and conditions governing Traditional Options and the Milestone Based Options are set forth in written stock option agreements that were previously executed and delivered to MADDON and any general terms and conditions governing Future Options will be set forth in written stock option agreements executed and delivered to MADDON at the time of such grant (collectively, the “Options”). The option agreements provide, among other things, that in the event MADDON wishes to exercise the exercisable portion of an option, MADDON shall send written notice to the Corporation specifying a date (not later than twenty (20) business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase. The exercise price of the Options may be paid by MADDON in cash or by the delivery of Common Stock of the Corporation that has been held for more than six (6) months. In the latter case the fair market value of the Common Stock delivered, determined by reference to the last reported sales price of the Common Stock on the NASDAQ National Market (or such other exchange as may be the principal exchange on which the Corporation’s Common Stock is listed) on the last day prior to such exercise on which trading occurred, will be applied to the exercise price.

5.6      Acceleration of Exercise Schedule Upon a Change in Control. All Options shall vest and become fully exercisable immediately upon any “Change in Control” . For purposes of this Agreement, a “Change in Control” shall mean:

(i)      a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (ii) or (iii) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(ii)      the approval by the stockholders of the Corporation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Corporation is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (B) other securities (of either the Corporation or another company) or cash or other property; or

(iii)      any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, who is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the voting power of all capital stock thereof outstanding, excluding any Person who is an officer or director of the Corporation or who becomes such a Beneficial Owner in connection with a transaction described in subparagraph (ii) of this Section 5.6, or

(iv)      the approval by the stockholders of the Corporation of (A) the sale or other disposition of all or substantially all of the assets of the Corporation, or (B) a complete liquidation or dissolution of the Corporation.

5.7      No Options shall be subject to any limitations under any stock option plan or otherwise in the post-employment period during which such Options may be exercised, except as provided in Section 8 hereof.

5.8      Notwithstanding the foregoing, in the event of a conflict between the provisions of any Option agreement described in Sections 5.2 through 5.7 (the Traditional Options, the Milestone Based Options and the Future Options) and this 2003 Agreement, the terms of this 2003 Agreement shall prevail.

6.      EMPLOYEE BENEFITS.

6.1      During the Term of this 2003 Agreement, MADDON shall be eligible to participate in all employee benefit plans and programs of the Corporation in which other senior executives of the Corporation are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, 401(k), profit sharing and savings plans, any welfare benefit plans (including, without limitation, medical, dental, vision and health plans and disability and group life insurance coverages) (hereafter, collectively, the “Welfare Benefits”), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. MADDON shall be entitled to participate in such plans and programs on terms no less favorable to MADDON than those on which senior executives of the Corporation generally participate. Without limiting the generality of the foregoing, the Corporation shall provide MADDON with such long-term disability and life insurance benefits as are made generally available to senior executives of the Corporation.

6.2      During the Term of this 2003 Agreement, MADDON shall be entitled to such fringe benefits and perquisites as are made generally available to senior executives of the Corporation from time to time. Notwithstanding the foregoing, in each calendar year of the Term MADDON shall accrue four weeks’ paid vacation. In each calendar year commencing with the calendar year ending December 31, 2003, MADDON may carry over and use up to two weeks of such vacation during the next calendar year.

6.3      MADDON acknowledges and agrees that the Corporation does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the terms of this Agreement, and participation by MADDON in any such plan or program shall be subject to the rules and regulations applicable thereto.

7.      REIMBURSEMENT OF EXPENSES.

The Corporation shall provide MADDON with reimbursement of all reasonable travel (including car leasing expenses) and other business expenses and disbursements incurred by MADDON in the performance of his duties under this 2003 Agreement, upon proper accounting in accordance with the Corporation’s normal practices and procedures for reimbursement of business expenses.

8.      TERMINATION.

8.1      The Term and this 2003 Agreement, except those provisions specified to survive termination, shall terminate before the expiration date set forth above in Section 2 on the occurrence of the earlier of the following:

8.1.1      On the dissolution of the Corporation;

8.1.2      On the death or disability of MADDON. Disability shall mean the failure by MADDON, because of illness or incapacity, to render for One Hundred Twenty (120) days consecutively or One Hundred Eighty (180) days cumulatively during any twelve (12) month period of the Term, services of the character contemplated by this 2003 Agreement;

8.1.3      On the dismissal of MADDON for Good Cause. For purposes of this 2003 Agreement, “Good Cause” shall mean:

(i)      the continual failure to perform substantially his duties with the Corporation or follow the reasonable instructions of the Board (other than any such failure(s) resulting from incapacity due to physical or mental illness) after a demand in writing is delivered to MADDON by the Board, specifying the claimed basis of such failure(s) and providing MADDON with a sixty (60) day opportunity to cure;

(ii)      conviction of a felony or a guilty or nolo contendere plea with respect thereto;

(iii)      habitual drunkenness or habitual use of illegal narcotics;

(iv)      excessive absenteeism not related to sick leave or vacations (but only after sixty (60) days prior written notice is received by MADDON from the Board) followed by a repetition of such excessive absenteeism;

(v)      continuous conflict of interest after MADDON receives notice in writing from the Board;

(vi)      material breach of any of the Corporation’s written policies that are material to the business or reputation of the Corporation and applicable to senior executives of the Corporation or any of the material provisions of this 2003 Agreement; or

(vii) engagement in illegal conduct that is directly and materially injurious to the Corporation;

provided, however, that in addition to any and all notices specified in this Section 8.1.3, any dismissal for Good Cause shown must be effected by the Board after a Board meeting for which MADDON has at least (10) days prior written notice and at which MADDON has the opportunity to have counsel present to represent him in connection with the issues concerning such removal for Good Cause;

8.1.4      On the dismissal of MADDON without cause (that is, for any reason the Corporation shall determine other than for Good Cause shown or death or disability); and

8.1.5      On the resignation of MADDON.

8.2.1     Upon termination of the Term and this 2003 Agreement at the expiration of the Initial Term or Renewal Term, the following shall occur:

a.    If (x) the Corporation proposes salary and option grant terms for the Renewal Term that are reasonably consistent with this 2003 Agreement (i.e., an annual minimum salary increase of three percent (3%), an initial grant on July 1, 2005 of 75,000 traditional options (which will, except for the exercise price and the four year vesting period which will start on July 1, 2005, be the same as the Traditional Options) and 75,000 milestone based options (which will, except for the exercise price and the milestones, be the same as the Milestone Based Options) and an additional grant on July 1, 2006 of at least 75,000 options and a minimum target of an additional 75,000 options) and such terms are proposed to be incorporated in this 2003 Agreement, but MADDON rejects the Corporation’s proposal and either party delivers to the other party a notice of non-renewal pursuant to Section 2 hereof or (y) the Term ends at the end of the Renewal Term, MADDON shall (i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with such annual bonus in respect of the period from the end of the period in respect of which the last annual bonus was paid to such date of termination, as the Compensation Committee determines appropriate in its sole discretion as contemplated by Section 4.3 (an “Ending Bonus”), and (ii) have the right to exercise the Options granted pursuant to Section 5 hereof in accordance with Section 5 hereof, except that if MADDON’s employment by the Corporation shall cease for any reason upon the termination of the Term or thereafter, except as set forth below any Options not vested at the date such employment shall cease shall be forfeited.

b.      If (x) the Corporation does not propose terms for a Renewal Term and either party delivers to the other party a notice of non-renewal pursuant to Section 2 hereof or (y) the Corporation proposes salary and option grant terms for a Renewal Term that are not reasonably consistent with this 2003 Agreement (see Section 8.2.1(a)) and MADDON delivers to the Corporation a notice of non-renewal pursuant to Section 2 hereof (either (x) or (y) a “Specified Non-Renewal”), MADDON shall (i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination), (ii) be paid a lump sum amount equal to the sum of MADDON’s current annual Salary plus the average annual regular bonus paid to MADDON over the three (3) years preceding the year in which such termination occurs (the “Average Bonus”), (iii) for a period of one (1) year following such termination, continue to receive all Welfare Benefits (or the cash equivalent thereof, which shall be the same level of Welfare Benefits as offered by the Corporation that can be obtained by MADDON privately (hereafter, the “Welfare Cash Equivalent”) in the discretion of the Corporation) described in Section 6 hereof, (iv) be fully vested with all of the Traditional Options granted under Section 5 hereof, (v) have the right to exercise any Traditional Options in accordance with Section 5, and (vi) have the right to exercise any Milestone Based Options vested or whose vesting shall accelerate in accordance with Section 5 hereof within two and one-half (2.5) years from the date of termination (or the end of the acceleration period under Section 5, if earlier) in accordance with Section 5 hereof and the balance of such Milestone Based options not so vested or vesting within such period shall be forfeited.

8.2.2      Upon the dismissal of MADDON for Good Cause or on the resignation of MADDON other than for Good Reason (as defined below), MADDON shall (i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination), (ii) have the right to exercise any Milestone Based Options then vested in MADDON only for a period of three (3) months after the date of termination, (iii) have the right to exercise any other Options then vested in MADDON in accordance with Section 5 hereof, and (iv) any Options not vested at the date of termination shall be forfeited.

8.2.3      Upon the termination of the Term and this 2003 Agreement on the death or disability of MADDON, MADDON’s estate or MADDON, as the case may be, shall (i) be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with an Ending Bonus, (ii) for a period of two years following such termination, continue to receive all Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) described in Section 6 hereof, (iii) have the right to exercise the Traditional Options vested in MADDON in accordance with Section 5, (iv) have the right to exercise any Milestone Based Options vested or whose vesting shall accelerate in accordance with Section 5 hereof within one year from the date of termination (or the end of the acceleration period under Section 5, if earlier) in accordance with Section 5 hereof and the balance of such Milestone Based Options not so vested or vesting within such period shall be forfeited, and (v) any Traditional Options not vested at the date of termination shall be forfeited.

8.2.4      Upon termination of the Term and this 2003 Agreement on the dismissal of MADDON without Good Cause during the Term hereof or on the resignation of MADDON for Good Reason, MADDON shall (i) be entitled to receive any salary, expense reimbursements and other amounts from the Corporation then due but unpaid (which in the case of the salary shall be prorated to the date of termination) together with an Ending Bonus, (ii) be paid a lump sum amount equal to two times the sum of MADDON’s current annual Salary and the Average Bonus, (iii) for a period of two years following such termination, continue to receive all Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) described in Section 6 hereof, (iv) be vested with all of the Options granted under Section 5 hereof, (v) have the right to exercise any Traditional Options in accordance with Section 5, and (vi) have the right to exercise any Milestone Based Options in accordance with Section 5 hereof. Notwithstanding the foregoing, in the event that (x) within two (2) years after a Change in Control MADDON is dismissed without Good Cause or MADDON resigns for Good Reason or (y) within three (3) months preceding a Change in Control MADDON is dismissed without Good Cause, all of the terms of this Section 8.2.4 shall apply, except that the lump sum payment in (ii) above shall be three (3) times (not two times) and the Welfare Benefits (or the Welfare Cash Equivalent thereof, in the discretion of the Corporation) shall continue for three (3) years (not two years).

8.3      For the purposes of this Agreement, “Good Reason” shall exist if there shall occur (a) a material diminution during the Term in MADDON’s position, title, responsibilities, authority or reporting relationship from that provided for in this 2003 Agreement (including his failure to be a director of the Corporation other than by reason of his resignation), (b) a material breach by the Corporation of its obligations under this Agreement, that continues after notice in writing to the Corporation specifying such breach for sixty (60) days or such longer period (not to exceed sixty (60) additional days) as is required for the Corporation to effect a cure or remedy of the situation or (c) the Corporation’s material adverse change to the directors and officers insurance arrangement applicable to MADDON on June 30, 2003 or the terms of the Indemnification Agreement entered into between the Corporation and MADDON dated as of June 1, 1995.

8.4      All lump sum payments to MADDON contemplated under any provision of Section 8 of this 2003 Agreement shall be payable no later than ten (10) calendar days following the event triggering the Corporation’s obligation to make such lump sum payment. All other payments from the Corporation to MADDON pursuant to any provision of Section 8 of this 2003 Agreement shall be payable in accordance with the Corporation’s policies and the terms of any applicable Welfare Benefits or any other Corporation plan.

8.5      The Corporation agrees that if MADDON’s employment with the Corporation is terminated during the Term for any reason whatsoever, MADDON is not required to seek other employment or to attempt in any way to reduce any amounts payable to him by the Corporation pursuant to this 2003 Agreement. Furthermore, the amount of any payment or benefit provided for in this 2003 Agreement shall not be reduced by any compensation earned by MADDON or benefit provided to him as the result of employment by another employer or otherwise. In addition, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or any other right which the Corporation may have against MADDON or others, except upon obtaining by the Corporation of a final nonappealable judgment against MADDON.

8.6     (a)     If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Corporation (or by any individual, entity or group effecting a change in ownership or control of the Corporation within the meaning of Code Section 280G) to or for the benefit of MADDON (whether paid or payable or distributed or distributable pursuant to the terms of this 2003 Agreement or otherwise, including but not limited to payments in an employment agreement or otherwise to MADDON), but determined without regard to any additional payments required under this provision (the “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any similar or successor tax that may hereafter be imposed by the Code or any similar state or local tax provision or any interest or penalties are incurred by MADDON with respect to such excise tax (such excise tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then MADDON shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by MADDON of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, MADDON retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Notwithstanding the foregoing, if it shall be determined that MADDON is entitled to a Gross-Up Payment, but if the Payment (other than that portion valued under Q&A 24(c) of the final regulations under Section 280G of the Code (the “Stock Vesting Value”)) (the “Cash Payment”) is reduced by the minimum amount necessary such that the receipt of the Payment would not give rise to any excise tax (the “Reduced Payment”) and the Reduced Payment (other than the Stock Vesting Value) would not be less than 90% of the Cash Payment, then no Gross-Up Payment shall be made to MADDON and the Cash Payment, in the aggregate, shall be reduced to the Reduced Payment (other than the Stock Vesting). If the Reduced Payment is to be effective, payments shall be reduced as mutually agreed between the Corporation and MADDON.

(b)     Subject to the provisions of subsection (c) hereof, all determinations required to be made under this Section 8.6, including whether and when a Gross-Up Payment is required and the assumptions to be utilized in arriving at such determination, and whether the Payment shall be reduced in the event and manner provided herein, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and to MADDON within fifteen (15) business days of the receipt of notice from MADDON that there has been a Payment, or such earlier time as is reasonably requested by the Corporation (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. The Accounting Firm shall be selected by the Corporation, subject to the consent of MADDON which consent shall not be unreasonably withheld. The Accounting Firm shall not be an accounting firm serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control of the Corporation. Any Gross-Up Payment determined pursuant to this Section 8.6 shall be paid by the Corporation to MADDON within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Taxes are payable by MADDON or that the Payment should be reduced as prescribed herein, it shall furnish MADDON with a written opinion that failure to report the Excise Tax on MADDON’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty, or the basis for determining that the Payment should be reduced as provided herein. The Determination by the Accounting Firm shall be binding upon the Corporation and MADDON. As a result of any uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to this Section 8.6 or otherwise determines to make the Payment contemplated hereunder and MADDON thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayments shall be promptly paid by the Corporation to or for the benefit of MADDON.

(c)     MADDON shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after MADDON is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. MADDON shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which MADDON gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies MADDON in writing prior to the expiration of such period that it desires to contest such claim, MADDON shall: (i) give the Corporation any information reasonably requested by the Corporation relating to such claim; (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation; (iii) cooperate with the Corporation in good faith in order to effectively contest such claim; and (iv) permit the Corporation to participate in any proceeding relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including attorney’s fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold MADDON harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses, and provided further that if the Corporation directs MADDON to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to MADDON, on an interest-free basis, and shall indemnify and hold MADDON harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for MADDON’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and MADDON shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Corporation.

(d)     If, after the receipt by MADDON of an amount advanced by the Corporation pursuant to this Section 8.6, MADDON becomes entitled to receive, and receives, any refund with respect to such claim (including by reason of a redetermination of the value of any accelerated vesting of stock options held by MADDON pursuant to Treasury Reg. Section 1.280G-1 Q/A 33), MADDON shall (subject to the Corporation’s complying with the requirements of this Section 8.6), promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by MADDON of an amount advanced by the Corporation pursuant to this Section 8.6, a determination is made that MADDON shall not be entitled to any refund with respect to such claim and the Corporation does not notify MADDON in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)     The respective obligations and rights of the Corporation and MADDON under this Section 8.6 shall survive any termination of MADDON’s employment and the termination of this 2003 Agreement.

9.      COVENANT NOT TO COMPETE AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

9.1      During or after the Term of this 2003 Agreement and/or MADDON’s employment by the Corporation, MADDON shall not without the Corporation’s prior written consent use or disclose any “Proprietary Information” (as defined in Section 10.1.1) or any other confidential information relating to the Corporation (including, but not limited to, data on which patents have been applied for or issued or other proprietary intellectual property, customer lists, financial information, sales and marketing data), or its business, obtained during the course of his employment.

9.2      MADDON shall not during the Term hereof and for a period of one (1) year after the expiration or earlier termination of the Term, directly or indirectly, own, manage, operate, or control, any business in competition with or substantially similar to the type of business conducted by the Corporation, and will not render services, directly or indirectly, to any “Conflicting Organization” (as hereinafter defined), provided, however, that the period shall only run for six (6) months (not one year) if the termination of employment occurs within two (2) years after, or three (3) months before, a Change in Control. The foregoing shall not apply to the ownership by MADDON of less than One percent (1%) of the securities of a publicly traded organization. “Conflicting Organization” means any person or organization engaged in or about to become engaged in servicing, production, marketing or selling of, a “Conflicting Product” (as hereinafter defined); provided, however, the foregoing shall not prohibit MADDON from working for a division or other business unit of an organization involved with a Conflicting Product provided such division or business unit is not itself involved with a Conflicting Product. “Conflicting Product” means any product, process, or service, in existence or under development, of any person or organization other than the Corporation that is substantially similar to or competes with a product, process, or service of the Corporation, in existence or under development at the time of termination. In the event that (i) the Corporation terminates MADDON’s employment under this Agreement without Good Cause during the term hereof, (ii) MADDON terminates his employment for Good Reason, or (iii) there is a Specified Non-Renewal, MADDON’s obligation under the foregoing with respect to non-competition with the Corporation for a period of one (1) year after such termination shall no longer be applicable.

9.3      During and for a period of one (1) year after the Term of this 2003 Agreement and/or MADDON’s employment by the Corporation, MADDON shall not solicit or induce any employees of the Corporation to leave the Corporation to work for any entity or person engaged in the same business as the Corporation, either directly or indirectly.

10.      PROPRIETARY INFORMATION.

10.1      MADDON understands that the Corporation possesses and will continue to possess “Proprietary Information” (as defined below) and/or “Inventions” (as defined below) that have been created, discovered, or developed, or have otherwise become known to the Corporation.

10.1.1      For purposes of this Agreement, particularly for this Section 10, “Proprietary Information” shall include, but not be limited to, trade secrets, processes, formulae, data and know-how, improvements, “Inventions” (as defined below), techniques, marketing plans, strategies, forecasts and customer lists, including without limitation, information created, discovered, developed or made known by MADDON and within the scope of this 2003 Agreement or to MADDON during the period of or arising out of his retention by the Corporation, and/or in which property rights have been assigned or otherwise conveyed to the Corporation, which information has commercial value in the business in which the Corporation is engaged. “Proprietary Information” shall not include information that is now known by or is or becomes available to the public or otherwise is or becomes generally known in the trade or industry, other than through the breach of this 2003 Agreement by MADDON.

10.1.2      For purposes of this 2003 Agreement, particularly for this Section 10, “Inventions” shall mean any improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by MADDON, either alone or jointly with others, during the period of his employment (whether or not during normal working hours), together with all patent applications, patents, copyrights and reissues thereof that may at any time be granted for or upon any such improvements, inventions, formulae, processes, techniques, know-how or data, and/or during the twelve (12) months immediately following termination of his employment which:

a.      are within the scope of the duties to be performed by MADDON under this 2003 Agreement and are related to or useful in the business of the Corporation, or

b.      result from tasks assigned to MADDON by the Corporation, or

c.      are funded by the Corporation, or

d.      result from use of premises owned, leased or contracted for by the Corporation.

10.2 In consideration of his employment by the Corporation and the compensation received by MADDON from the Corporation, MADDON agrees as follows:

10.2.1      All Proprietary Information including, but not limited to, all “Inventions” as defined above, shall be the sole property of the Corporation and its assigns and MADDON assigns to the Corporation any rights he may have or acquire in all Proprietary Information.

10.2.2      All documents, data, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information, furnished to MADDON by the Corporation or produced by MADDON or others in connection with his employment, shall be and remain the sole property of the Corporation and shall be returned promptly to the Corporation as and when requested by the Corporation. At the Corporation’s request, MADDON shall return and deliver all such property upon termination of his employment with the Corporation for any reason and MADDON will not take with him any such property or any reproduction of such property upon such termination but this shall not apply to MADDON’s personal diaries and papers provided same do not contain information relating to Proprietary Information or Inventions.

10.2.3      MADDON will promptly disclose all Inventions to the Corporation, or any persons designated by it. Such disclosures shall continue for one (1) year after termination of this 2003 Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the Term.

10.2.4      The Inventions shall become and remain the property of the Corporation, whether or not patent applications are filed thereon. Upon request and at the expense of the Corporation, MADDON shall make application through the patent attorneys or agents of the Corporation for letters patent of the United States and any and all other countries at the reasonable discretion of the Corporation on the Inventions and to assign all such applications to the Corporation or its order immediately, all without additional payment, during MADDON’s period of employment by the Corporation and for one year after the termination of employment. MADDON shall give the Corporation, its attorneys and agents all reasonable assistance in preparing and prosecuting such applications and, on request of the Corporation, MADDON shall execute all papers and do all things, at the Corporation’s sole expense, that may be reasonably necessary to protect the rights of the Corporation and vest in it or its assigns the inventions, applications, and letters patent herein contemplated.

11.      RETURN OF DOCUMENTS.

On the expiration or earlier termination of the Term or MADDON’s resignation, discharge or earlier departure from the Corporation, MADDON shall promptly surrender to the Corporation all of the Corporation’s books, records, documents and customer lists and/or other of the Corporation’s materials or records he may have in his possession, including but not limited to the materials described in Section 10.2.2.

12.      INDEMNIFICATION AND INSURANCE.

The Corporation shall provide MADDON with the same indemnification provisions and directors and officers insurance as that which is provided to other directors and senior executives of the Corporation. Notwithstanding anything in this 2003 Agreement to the contrary, the Indemnification Agreement entered into between the Corporation and MADDON dated as of June 1, 1995 shall remain in full force and effect.

13.      REMEDIES.

13.1      MADDON agrees that his services are of a special, unique and extraordinary character, that it would be extremely difficult to replace such services, and that, in the event of a breach or threatened breach of any of the provisions of this 2003 Agreement, the Corporation will not have an adequate remedy at law. Accordingly, the Corporation shall be entitled to enforce such provisions by means of injunctive relief as may be available to restrain MADDON and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to the Corporation. Likewise, MADDON shall be entitled to enforce the provisions of this Agreement by means of injunctive relief as may be available to restrain the Corporation from the violation or threatened violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to him.

13.2      If any of the covenants contained in this Agreement or any part thereof is held to be unenforceable because of the duration thereof or the area or scope covered thereby, the parties hereby agree that the court making such determination shall have the power to reduce the duration, area and/or scope of such covenant so that in its reduced form, the covenant shall be enforceable.

14.      TRANSFER AND ASSIGNMENT.

This 2003 Agreement shall be binding upon and inure to the benefit of (i) MADDON, his legal representatives, heirs, and distributees, and (ii) the Corporation, its successors, affiliates and assigns. The term “Corporation” as used in this 2003 Agreement will include all such successors, affiliates and assigns.

15.      MODIFICATIONS.

This 2003 Agreement (including the option agreements and Indemnification Agreement referenced herein) contains the entire agreement of the Parties and the Parties have made no other agreements, representations or warranties relating to the subject matter of this 2003 Agreement. No modification, amendment or waiver of all or any part of this 2003 Agreement will be valid unless made in writing and signed by the Parties.

16.      NOTICES.

Any notices required or permitted to be given under this Agreement must be in writing, by certified mail, return receipt requested to the Parties, at the addresses given herein.

17.      ADVERSE PUBLIC STATEMENTS AND DISCLOSURES.

The Parties hereto agree that at no time during or subsequent to the Term of this Agreement will either party directly or indirectly make or facilitate the making of any adverse public statements or disclosures with respect to the other (including, with respect to the Corporation, regarding its business or securities or its Board, management or other personnel), except such truthful statements as may be required pursuant to statute, legal proceeding or other enforcement or regulatory proceeding, process or requirement.

18.      WAIVER AND BREACH.

The waiver or breach of any term or condition of this 2003 Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

19.      GOVERNING LAW AND JURY TRIAL WAIVER.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that State. The Parties agree that the courts of the State of New York shall have exclusive jurisdiction of all actions arising out of or relating in any way to this 2003 Agreement or any breach thereof, agree to waive trial by jury and expressly consent to personal jurisdiction in the courts of the State of New York.

20.      SEVERABILITY.

In the event that any provision or portion of this 2003 Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this 2003 Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permissible by law and in accordance with the original intent of the Parties.

21.      EMPLOYMENT AGREEMENT DATED AS OF DECEMBER 22, 1998 SUPERSEDED.

Effective as of July 1, 2003, this 2003 Agreement supersedes the Employment Agreement between MADDON and the Corporation dated as of December 22, 1998, which superseded the Employment Agreement between MADDON and the Corporation dated as of December 15, 1993.

PROGENICS PHARMACEUTICALS, INC.

By: /s/Robert A. McKinney
      Vice President, Finance &
      Administration

/s/Paul J. Maddon
PAUL J. MADDON